AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST
                                       OF
                       HENDERSON INTERNATIONAL GROWTH FUND

                  Amendment dated May 28, 1992 to Agreement and Declaration of Trust of Henderson International Growth Fund by the Trustee hereunder,

                  WINESSETH that Article IX, Section 2 of the Agreement and Declaration of Trust is amended to read, in its entirety as follows:

                  Section 2. Principal Office, Registered Agent. The principal business office of the Trust is to be located at American Skandia Trust, c/o The Prentice-Hall Corporation System, Inc., 84 State Street, Boston, Massachusetts 02109. The name of the Trust's registered agent is The Prentice-Hall Corporation System, Inc., 84 State Street, Boston, Massachusetts 02109. The Trust will also maintain an office at One Corporate Drive, Shelton, Connecticut 06484.

                    IN WITNESS WHEREOF, the undersigned trustee has executed this instrument, as of the day and year first above written.


                                                     /s/ Gordon C. Boronow
                                                     Gordon C. Boronow
                                                     One Corporate Drive
                                                     Shelton, Connecticut 06484


                  Sworn to me before me this 29th
                  day of May, 1992


                  /s/ M. Priscilla Pannell
                  Notary Public
                  My Commission Expires Mar. 31, 1994